Exhibit 99.1

NEWS RELEASE

For more information:

Ken Golden

Director, Global Public Relations

Deere & Company

309-765-5678

Sherry Smith, EVP and CFO of SUPERVALU, elected to Deere & Company Board of Directors

MOLINE, Illinois (December 8, 2011) – Deere & Company announced today its board of directors has elected Sherry M. Smith, an executive at SUPERVALU INC., to the Board, effective immediately.

“Sherry has distinguished herself as a leader in financial management,” said Samuel R. Allen, chairman and chief executive officer. “Her business insights into the value chain of agriculture will be important to Deere and we are fortunate that Sherry has agreed to join the Deere & Company Board of Directors.”

Smith is executive vice president and chief financial officer at SUPERVALU INC., a $37 billion grocery company headquartered in Eden Prairie, Minnesota. She has 25 years of experience in the grocery industry, progressing through various financial management positions including treasurer, corporate controller and senior vice president of finance. Smith has played a critical leadership role in several of the company’s strategic initiatives, including acquisitions and business transformation activities.

Smith is a certified public accountant. She is completing six years of service in December on the Board of Trustees at the Washburn Center for Children in Minneapolis. She also serves on the Board of Trustees for the St. Cloud University Foundation. She is a graduate of St. Cloud University, with a Bachelor of Science degree in Accounting.

Deere & Company’s Board will now total 12 members, 11 of whom are independent. In addition to Smith, the independent board members include:

•                Crandall C. Bowles, Chairman, Springs Industries, Inc. and Chairman, The Springs Company;

•                Vance D. Coffman, Retired Chairman, Lockheed Martin Corporation;

•                Charles O. Holliday, Jr., Chairman of the Board, Bank of America Corporation;

•                Dipak C. Jain, Dean, INSEAD;

•                Clayton M. Jones, Chairman, President, and Chief Executive Officer, Rockwell Collins, Inc.;

•                Joachim Milberg, Chairman, Supervisory Board, Bayerische Motoren Werke (BMW) AG;

•                Richard B. Myers, Retired Chairman of the United States Joint Chiefs of Staff and Retired General, United States Air Force;

•                Thomas H. Patrick, Chairman, New Vernon Capital, LLC;

•                Aulana L. Peters, Retired Partner, Gibson, Dunn & Crutcher LLP; and

•                David B. Speer, Chairman and Chief Executive Officer, Illinois Tool Works Inc.

Deere & Company (NYSE: DE) is a world leader in providing advanced products and services and is committed to the success of customers whose work is linked to the land - those who cultivate, harvest, transform, enrich and build upon the land to meet the world’s dramatically increasing need for food, fuel, shelter and infrastructure. Since 1837, John Deere has delivered innovative products of superior quality built on a tradition of integrity. For more information, visit John Deere at www.JohnDeere.com.

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